EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

As of October 1, 2005 the Company’s subsidiaries, all wholly-owned and incorporated in California (except where noted otherwise) were:

Banner Marketing, Inc.
Certified Grocers of California, Ltd.
(4)	United Grocers, Inc.
Grocers and Merchants Insurance Service, Inc.
Grocers Capital Company
Grocers Specialty Company
Grocers Development Center, Inc.
Preferred Public Storage Company
Crown Grocers, Inc.
Grocers General Merchandise Company
(1)	Unified International, Inc.
(2)	Grocers and Merchants Management Company
(2)	Springfield Insurance Company
(3)	SavMax Foods, Inc.
(4)	Northwest Process, Inc.
(4)	R&R Liquidating Corporation
(4)	U.G. Resources, Inc.
(4)	United Resources, Inc.
(4)	Western Security Services, Ltd.
(4)	Western Passage Express, Ltd.
(2), (5)	Springfield Insurance Company Limited

(1)	Incorporated in Delaware
(2)	Outstanding capital shares are owned by Grocers and Merchants Insurance Services, Inc.
(3)	Outstanding capital shares are owned by Crown Grocers, Inc.
(4)	Incorporated in Oregon
(5)	Incorporated in Bermuda